Exhibit 3.3

REPUBLIC OF THE MARSHALL ISLANDS OFFICE OF THE REGISTRAR OF CORPORATIONS CERTIFICATE OF INCORPORATION I HEREBY CERTIFY that Navios Maritime Containers Inc. Reg. No. 90521 is duly incorporated and has filed articles of incorporation under the provisions of the Marshall Islands Business Corporations Act on April 28, 2017 WITNESS my hand and the official seal of the Registry on April 28, 2017. Deputy Registrar